Exhibit 10.4

COMMERCIAL PROMISSORY NOTE Secured By Deed of Trust (Base Rate)

Vanna Hua-Tham / SR / 8971
Debtor Name

ResMed Corp., a Minnesota corporation and ResMed EAP Holdings Inc., a Delaware corporation

Debtor Address	Office	Loan Number
14040 Danielson Street Poway, CA 92064	40061	735-346-701-6	0080-00-0-000
	Maturity Date	Amount $15,000,000.00
	October 1, 2008

$15,000,000.00	Date November 1, 2005

FOR VALUE RECEIVED, on October 1, 2008, the undersigned (“Debtor”) promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”), as indicated below, the principal sum of Fifteen Million and 00/100ths Dollars ($ 15,000,000.00 ), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the 1st day of each month commencing December 1. 2005 . Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

(a) BASE INTEREST RATE. At Debtor’s option, amounts outstanding hereunder in minimum amounts of at least $1,000,000 shall bear interest at a rate which is equal to Bank’s LIBOR Rate for the Interest Period selected by Debtor plus the Applicable Margin.

Except for changes in the Applicable Margin, no Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b) VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s San Diego Corporate Banking Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any installment payment required by the terms of this note shall remain unpaid ten days after due, at the option of Bank, Debtor shall pay a fee of $100 to Bank; provided that if this note is secured by a deed of trust on real property containing only a single-family owner-occupied dwelling, such fee shall not exceed six percent of the installment due that is applicable to the payment of principal and interest, or five dollars, whichever is greater.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent ( 5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

(a) Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate

Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b) In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

(c) Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor’s express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIAL HERE: DBP PCF

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. The occurrence or existence of any one or more of the following shall constitute a default hereunder: (a) Debtor shall fail to pay when due any principal payment, or shall fail to pay within three (3) days of the date when due any interest, reimbursement or other payment, required under the terms of this note, that certain First Amended and Restated Loan Agreement between Debtor and Bank, dated November 1, 2005, and any extensions, modifications or amendments thereof (the “Loan Agreement”) or any of the other Loan Documents (as defined in the Loan Agreement); (b) Debtor shall fail to observe or perform any covenant, obligation, condition or agreement set forth in section 5, in subsections 4.6, 4.7, 4.8, 4.9, 4.10, or 4.11, or in the first clause of subsection 4.5(f), of the Loan Agreement; (c) Debtor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Loan Agreement or the other Loan Documents, and such failure shall continue for ten (10) days after written notice thereof to Debtor from Bank; (d) any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Debtor to Bank in or in connection with this note, the Loan Agreement or any of the other Loan Documents, or as an inducement to Bank to enter into the Loan Agreement and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; (e) Debtor shall fail to pay when due any principal or interest payment required under the terms of any bond, debenture, note or other evidence of indebtedness in a principal amount in excess of Three Million Dollars ($3,000,000.00) required to be paid by Debtor (except for payments required hereunder, under the Loan Agreement or under the other Loan Documents) beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, the indebtedness evidenced thereby to become due prior to its stated date of maturity; (f) Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any corporate action for the purpose of effecting any of the foregoing; (g) proceedings for the appointment of a receiver, trustee, liquidator or custodian of Debtor or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other similar relief with respect to Debtor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, shall be commenced and shall not be dismissed or discharged within thirty (30) days of commencement; or (h) a final judgment or order for the payment of money in excess of Three Million Dollars ($3,000,000.00) shall be rendered against Debtor and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of Debtor’s property and such judgment, writ, or similar process shall not be released, stayed, vacated, bonded or otherwise dismissed within twenty (20) days after its issue or levy. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; provided, however, upon the occurrence of a default under (f) or (g), all principal and interest shall automatically become immediately due and payable.

6. CROSS DEFAULT. It is a further condition of this note that any default in the observance, performance or discharge of any condition, obligation, covenant or agreement contained in any of the following shall, at the option of Bank, constitute a default hereunder:

6.1 the promissory notes described below, and any and all modifications, extensions, renewals, or replacements thereof, whether hereafter evidenced by said’ notes or otherwise (collectively, the “Notes”):

(a) this promissory note,

(b) that certain promissory note dated November 1, 2005, executed by Debtor to the order of Bank in the original principal amount of Twenty Five Million and 00/100ths Dollars ($25,000,000,00 ), and

6.2 any other promissory note executed by Debtor to the order of Bank which recites that it is secured by the deed of trust securing repayment of this note (collectively, the “Future Notes”), and

6.3 any promissory note, deed of trust or other instrument or document at any time executed by Debtor for the benefit of Bank which by its terms recites that it is intended to be cross-defaulted with this note and provides that a default thereunder shall also be a default hereunder (collectively, the “Additional Notes”), and

6.4 any Loan Agreement relating to any indebtedness evidenced by any of the Notes, any of the Future Notes or any of the Additional Notes and any other documents or instruments executed by Debtor having reference to, arising out of or in connection with any of the Notes, Future Notes or Additional Notes, and

6.5 any deed of trust or other instrument or document securing repayment of any of the Notes, Future Notes or Additional Notes.

7. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys’ fees, (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank. The deed of trust securing this note permits the Bank to declare all obligations hereunder immediately due and payable upon the occurrence of certain events described therein.

8. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: “Agreement” shall mean that certain Amended and Restated Loan Agreement, dated as of July 5, 2005, by and between Debtor and Bank, as the same may be amended, modified, supplemented, extended, renewed, replaced or restated from time to time. “Applicable Margin” shall mean a per annum rate equal to (a) 1.00%, if the ratio of Debtor’s Senior Funded Debt to EBITDA (as each of such terms is defined in the Agreement) (the “Senior Funded Debt Ratio”) as at the end of the most recent fiscal quarter in respect of which Debtor has furnished a financial statement to Bank as required by the Agreement (the “Reported Period”) is equal to or greater than 1.00:1.00, and (b) 0.90%, if the Senior Funded Debt Ratio as at the end of the most recent Reported Period is less than 1.00:1.00. A change in the Applicable Margin resulting from a change in the Senior Funded Debt Ratio shall become effective on the first day of the calendar month following a calendar month in which a financial statement furnished by Debtor to Bank pursuant to the Agreement reflects a change in the Senior Funded Debt Ratio which requires a change in the Applicable Margin as provided herein. For the purpose of determining the Applicable Margin, if a default under this note or an Event of Default (as such term is defined in the Agreement) has occurred and is continuing (including without limitation a default or an Event of Default resulting from the failure of Debtor to furnish any financial statement to Bank as required by the Agreement), then, without waiving any right or remedy that Bank may have under the Agreement as a result of such default or Event of Default (including without limitation the right to accelerate Debtor’s obligations or to invoke the default interest rate), the Senior Funded Debt Ratio shall be conclusively presumed to be greater than 1.00:1.00 from the date of the occurrence of such default or Event of Default until such default or Event of Default is cured by Debtor or waived by Bank. “Base Interest Rate” means a rate of interest based on the LIBOR Rate. “Base Interest Rate Loan” means amounts outstanding under this note that bear interest at a Base Interest Rate. “Base Rate Maturity Date” means the last day of the interest Period with respect to principal outstanding under a Base Interest Rate Loan. “Business Day” means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. “Interest Period” means any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. “LIBOR Rate” means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor’s interest rate selection, plus Bank’s costs, including the cost, if any, of reserve requirements. “Origination Date” means the first day of the Interest Period. “Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

DEBTOR:

ResMed Corp., a Minnesota corporation

By:	/s/ Peter C. Farrell
Title:	Chief Executive Officer

By:	/s/ David Pendarvis
Title:	Secretary

Resmed EAP Holdings Inc., a Delaware corporation

By:	/s/ Peter C. Farrell
Title:	Chief Executive Officer

By:	/s/ David Pendarvis
Title:	Secretary